UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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FRANKLIN FINANCIAL SERVICES CORPORATION

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FRANKLIN FINANCIAL SERVICES CORPORATION
20 South Main Street
P.O. Box 6010
Chambersburg, PA 17201-6010
(717) 264-6116
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 28, 2009
TO THE SHAREHOLDERS OF FRANKLIN FINANCIAL SERVICES CORPORATION:
Notice is hereby given that, pursuant to the call of its directors, the regular Annual Meeting of Shareholders of FRANKLIN FINANCIAL SERVICES CORPORATION, Chambersburg, Pennsylvania, will be held on Tuesday, April 28, 2009, at 10:30 A.M. at The Orchards Restaurant, 1580 Orchard Drive, Chambersburg, Pennsylvania, for the purpose of considering and voting upon the following matters:
1. ELECTION OF DIRECTORS. To elect the three nominees identified in the accompanying Proxy Statement for the term specified.
2. SHAREHOLDER PROPOSAL. Consider a shareholder proposal if it is properly presented at the meeting.
3. OTHER BUSINESS. To consider other business, if any, as may properly be brought before the meeting and any adjournments thereof.
Your Board of Directors recommends that you vote FOR the election as directors of the three nominees identified in the accompanying Proxy Statement, and AGAINST the shareholder proposal if it is properly presented at the meeting.
Only those shareholders of record at the close of business on March 13, 2009, shall be entitled to notice of and to vote at the Annual Meeting.
Please mark, date and sign the enclosed Proxy and return it in the enclosed postpaid envelope as soon as possible, whether or not you plan to attend the meeting. You are cordially invited to attend the meeting and the luncheon to be held following the meeting. If you attend the meeting, you may withdraw your proxy and vote your shares in person.
A copy of the Annual Report of Franklin Financial Services Corporation is enclosed.
BY ORDER OF THE BOARD OF DIRECTORS
CATHERINE C. ANGLE
Secretary
Enclosures
March 31, 2009

i

ii

GENERAL INFORMATION
Date, Time, and Place of Meeting
The regular Annual Meeting of the shareholders of Franklin Financial Services Corporation (hereinafter, “Franklin Financial” or the “Company”) will be held on Tuesday, April 28, 2009, at 10:30 a.m. at The Orchards Restaurant, 1580 Orchard Drive, Chambersburg, Pennsylvania.
Shareholders Entitled to Vote
Shareholders of record at the close of business on March 13, 2009, are entitled to notice of and to vote at the meeting.
Purpose of Meeting
Shareholders will be asked to consider and vote upon the following matters at the Annual Meeting: (i) the election of three (3) directors to Class C; (ii) to consider a shareholder proposal if it is properly presented at the meeting; and (iii) such other business as may be properly brought before the meeting and any adjournments thereof.
Solicitation of Proxies
This Proxy Statement is furnished in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of Franklin Financial for use at the Annual Meeting and any adjournments thereof.
The expense of soliciting proxies will be borne by Franklin Financial. In addition to the use of the mails and the Internet, the directors, officers, and employees of Franklin Financial and of any subsidiary may, without additional compensation, solicit proxies personally or by telephone.
Farmers and Merchants Trust Company of Chambersburg (hereinafter, “F&M Trust”) is a wholly owned subsidiary of Franklin Financial. This Proxy Statement, while prepared in connection with the Annual Meeting of Shareholders of Franklin Financial, contains certain information relating to F&M Trust which will be identified where appropriate.
Revocability and Voting of Proxies
The execution and return of the enclosed proxy will not affect a shareholder’s right to attend the meeting and to vote in person. Any proxy given pursuant to this solicitation may be revoked by delivering written notice of revocation to Catherine C. Angle, Secretary of Franklin Financial, at any time before the proxy is voted at the meeting. Unless revoked, any proxy given pursuant to this solicitation will be voted at the meeting in accordance with the instructions thereon of the shareholder giving the proxy. In the absence of instructions, all proxies will be voted FOR the election of the three nominees identified in this Proxy Statement and AGAINST the shareholder proposal. The enclosed proxy confers upon the persons named as proxies therein discretionary authority to vote the shares represented thereby on all matters that may come before the meeting in addition to the scheduled items of business, including unscheduled shareholder proposals and matters incident to the conduct of the meeting. Although the Board of Directors knows of no other business to be presented, in the event that any other matters are brought before the meeting, the shares represented by any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors and management of Franklin Financial.

Shares held for the account of shareholders who participate in the Dividend Reinvestment Plan will be voted in accordance with the instructions of each shareholder as set forth in his proxy. If a shareholder who participates in the Dividend Reinvestment Plan does not return a proxy, the shares held for his account under the Dividend Reinvestment Plan will not be voted.
Voting of Shares and Principal Holders Thereof
At the close of business on December 31, 2008, Franklin Financial had issued and outstanding 3,824,898 shares of common stock; there is no other class of stock outstanding.
A majority of the outstanding shares of common stock present in person or by proxy will constitute a quorum for the conduct of business at the Annual Meeting. Each share is entitled to one vote on all matters submitted to a vote of the shareholders. In the case of the election of directors, the three candidates receiving the highest number of votes shall be elected directors of Franklin Financial. Accordingly, in the absence of a contested election, votes withheld from a particular nominee or nominees will not influence the outcome of the election. A majority of the votes cast by shareholders present in person or by proxy and entitled to vote at a meeting at which a quorum is present is required to approve any other matter submitted to a vote of the shareholders, including the shareholder proposal if properly presented at the meeting, unless a greater vote is required by law or by the Articles of Incorporation or Bylaws. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be treated as votes cast.
To the knowledge of Franklin Financial, no person owned of record or beneficially on December 31, 2008 more than five percent of the outstanding shares of common stock of Franklin Financial.
Electronic Voting
If your shares are held in “street name” by your bank or broker or other intermediary, you will receive voting instructions from your intermediary which you must follow in order for your shares to be voted in accordance with your directions. Many intermediaries permit their clients to vote via the internet or by telephone. Whether or not internet or telephone voting is available, you may vote your shares by returning the voting instruction card which you will receive from your intermediary.
Shareholder Proposals
Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission (hereafter, the “SEC”) and Section 2.4 of the Bylaws of Franklin Financial, shareholder proposals intended to be presented at the 2010 Annual Meeting of the shareholders of Franklin Financial must be received at the executive offices of Franklin Financial no later than November 27, 2009, in order to be eligible for inclusion in the proxy statement and proxy form to be prepared by Franklin Financial in connection with the 2010 Annual Meeting. A shareholder proposal which does not satisfy the notice and other requirements of SEC Rule 14a-8 and the Bylaws of Franklin Financial is not required to be included in Franklin Financial’s proxy statement and proxy form and may not be presented at the 2010 Annual Meeting. All shareholder proposals should be sent to: Franklin Financial Services Corporation, Attention: President, 20 South Main Street, P.O. Box 6010, Chambersburg, Pennsylvania 17201-6010.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 28, 2009.
The Proxy Statement and the 2008 Annual Report to Shareholders are available at:
http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=100736&gKp=203121
Recommendations of the Board of Directors
The Board of Directors recommends that the shareholders vote FOR the election as directors to Class C of the three nominees identified in this Proxy Statement.
The Board of Directors recommends that the shareholders vote AGAINST the shareholder proposal if it is properly presented at the meeting.
INFORMATION CONCERNING CORPORATE
GOVERNANCE POLICIES, PRACTICES AND PROCEDURES
Franklin Financial is and always has been committed to the highest ideals in the conduct of its business and to observing sound corporate governance policies, practices and procedures.
In order to comply with the requirements of the Sarbanes-Oxley Act and related SEC rules and regulations, Franklin Financial has taken a number of actions which are intended to strengthen and improve its commitment to sound corporate governance. These actions include the following:
• The Board of Directors has adopted formal Corporate Governance Guidelines, a copy of which is posted on Franklin Financial’s website at www.franklinfin.com.
• The Board of Directors has adopted a Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers of Franklin Financial. This Code focuses specifically upon principles of ethical business conduct, assuring the integrity of Franklin Financial’s periodic reports and other public communications, and compliance with all applicable government rules and regulations, and is intended to comply with the requirements of the Sarbanes-Oxley Act and related SEC rules and regulations. A copy of Franklin Financial’s Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers is posted on Franklin Financial’s website at www.franklinfin.com.
• The Board of Directors has adopted written charters for its Audit, Personnel and Nominating Committees, copies of which are posted on Franklin Financial’s website at www.franklinfin.com.
• Pursuant to the terms of its Corporate Governance Guidelines, Franklin Financial’s “independent directors” meet periodically in executive session (i.e., without the presence of the Chief Executive Officer or other members of Franklin Financial’s management).

INFORMATION CONCERNING THE ELECTION OF DIRECTORS
General Information
The Bylaws of Franklin Financial provide that the Board of Directors shall consist of not less than 5 nor more than 25 persons and that the directors shall be classified with respect to the time they shall severally hold office by dividing them into three classes, each consisting as nearly as possible of one-third of the number of the whole Board of Directors. The Bylaws further provide that the directors of each class shall be elected for a term of three years so that the term of office of one class of directors shall expire in each year. Finally, the Bylaws provide that the number of directors in each class of directors shall be determined by the Board of Directors.
A majority of the Board of Directors may increase the number of directors between meetings of shareholders. Any vacancy occurring in the Board of Directors, whether due to an increase in the number of directors, resignation, retirement, death, or any other reason, may be filled by appointment by the remaining directors. Any director who is appointed to fill a vacancy shall hold office until his successor is duly elected by the shareholders at the next Annual Meeting at which directors in his class are elected.
The Board of Directors has determined that the Board shall consist of 12 directors. There are 3 directors whose terms of office will expire at the 2009 Annual Meeting and 9 continuing directors whose terms of office will expire at the 2010 or 2011 Annual Meeting. The Board of Directors proposes to nominate the following persons for election to the Board of Directors at the 2009 Annual Meeting for the term specified below:
CLASS C
For a Term of Three Years
Donald A. Fry
Charles M. Sioberg
Kurt E. Suter
In the event that any of the foregoing nominees is unable to accept nomination or election, the shares represented by any proxy given pursuant to this solicitation will be voted in favor of such other persons as the Board of Directors of Franklin Financial may recommend. However, the Board of Directors has no reason to believe that any of its nominees will be unable to accept nomination or to serve as a director if elected.
Nominations for Election of Directors
In accordance with Section 3.5 of the Bylaws of Franklin Financial, any shareholder of record entitled to vote for the election of directors who is a shareholder on the record date and on the date of the meeting at which directors are to be elected may nominate a candidate for election to the Board of Directors, provided that the shareholder has given proper written notice of the nomination, which notice must contain certain prescribed information and must be delivered to the President of Franklin Financial not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. The Chairman of the meeting must determine whether a nomination has been made in accordance with the requirements of the Bylaws and, if he determines that a nomination is defective, such nomination and any votes cast for the nominee shall be disregarded.
Shareholders may also recommend qualified persons for consideration by the Nominating Committee to be included in Franklin Financial’s proxy materials as a nominee of the Board of Directors. A shareholder who wishes to make such a recommendation must submit his recommendation in writing addressed to the Chairman of the Board, Franklin Financial Services Corporation, P.O. Box 6010, Chambersburg, Pennsylvania 17201-6010. The recommendation must include the proposed nominee’s name and qualifications and must be delivered not less than 120 days prior to the anniversary date of the immediately preceding annual meeting.

Nominating Committee Process for the Selection and Evaluation of Nominees
Franklin Financial’s Corporate Governance Guidelines identify the qualifications expected of a member of the Board of Directors and set forth the criteria to be applied by the Nominating Committee in evaluating candidates who will be recommended to the Board of Directors as nominees for election to the Board. A candidate must possess good business judgment and must be free of any relationship which would compromise his ability to properly perform his duties as a director. A candidate must have sufficient financial background and experience to be able to read and understand financial statements and to evaluate financial performance. A candidate should have proven leadership skills and management experience and should be actively involved in the community served by Franklin Financial and its subsidiaries. A candidate must be willing and able to commit the time and attention necessary to actively participate in Board affairs. In addition, a candidate must be a person of integrity and sound character. A candidate’s age, background, skills and experience are also important considerations in terms of achieving appropriate balance and diversity on the Board.
The Nominating Committee uses a variety of methods for identifying and evaluating potential nominees for election to the Board of Directors. The Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that a vacancy is anticipated or otherwise arises, the Nominating Committee typically considers and interviews several potential candidates for appointment to fill the vacancy. Candidates may come to the attention of the Nominating Committee through current Board members, shareholders and other persons. These candidates are evaluated by the Nominating Committee and may be considered at any time during the year. In evaluating potential nominees, the Nominating Committee seeks to achieve a balance of knowledge, skills and experience on the Board. The Nominating Committee does not engage third party consultants in connection with the identification or evaluation of potential nominees.
The Nominating Committee will consider persons recommended by shareholders as potential nominees for election to the Board of Directors, provided that recommendations are made in accordance with the procedures described above under the caption “Nominations for Election of Directors.” A potential nominee who is recommended by a shareholder will be evaluated by the Nominating Committee in the same fashion as other persons who are considered by the Committee as potential candidates for election to the Board of Directors.
Director Independence
The Board of Directors has determined that each of the following directors is an “independent director,” as such term is defined in the NASDAQ Marketplace Rules: Charles S. Bender, II, Martin R. Brown, G. Warren Elliott, Donald A. Fry, Allan E. Jennings, Jr., Stanley J. Kerlin, Jeryl C. Miller, Stephen E. Patterson, Charles M. Sioberg, Kurt E. Suter and Martha B. Walker.

Information about Nominees, Continuing Directors and Executive Officers
Information concerning the three persons to be nominated for election to the Board of Directors of Franklin Financial at the 2009 Annual Meeting and concerning the nine continuing directors is set forth in the table which follows. The table also includes information concerning shares of Franklin Financial common stock owned beneficially by executive officers who are named in the Summary Compensation Table appearing elsewhere in this Proxy Statement and by all directors and executive officers as a group. There are no family relationships between or among any of the Company’s executive officers, directors or nominees.

			Shares of Stock of
			Franklin Financial
			Beneficially Owned
			and Percentage of
	Business Experience, Including Principal Occupation	Director	Total Outstanding Stock as
Name and Age	for the Past 5 Years, and Other Directorships	Since [1]	of 12/31/08 [2]

CLASS A — CONTINUING DIRECTORS (Term Expires 2011)

G. Warren Elliott (54)	Regional Representative, General Code Publishers (legal publisher); Franklin County Commissioner (1987, 1996-2007)	1994	2,607		*

Stanley J. Kerlin (55)	Law Office of Stanley J. Kerlin (law firm)	2006	26,842	(3)	*

William E. Snell, Jr. (60)	President and Chief Executive Officer, Franklin Financial and F&M Trust	1995	43,808	(4)	1.14%

Martha B. Walker (62)	Partner, Walker, Connor & Johnson, LLC since 2008; Martha B. Walker Law Office (2006-2007); previously Partner, Barley Snyder, LLC (law firm)	1979	3,527		*

CLASS B — CONTINUING DIRECTORS (TERM EXPIRES IN 2010)

Charles S. Bender, II (64)	Retired. Formerly Executive Vice President, Franklin Financial and F&M Trust	1981	70,190	(5)	1.83%

Martin R. Brown (57)	President, M.R. Brown Funeral Home, Inc.	2006	5,357		*

Allan E. Jennings, Jr. (59)	President, Jennings Chevrolet Oldsmobile Cadillac, Inc.; Vice President, Jennings Pontiac Buick GMC, Inc. (car dealerships)	2002	5,144	(6)	*

Jeryl C. Miller (68)	Vice President and Secretary, Charles W. Karper, Inc. (trucking industry)	1983	23,391	(7)	*

Stephen E. Patterson (64)	Principal Salzmann Hughes, PC (2008) Shareholder, Patterson, Kiersz & Murphy, PC (law firm) (1994-2008)	1998	4,000		*

CLASS C — NOMINEES

Donald A. Fry (59)	President, ANDOCO, Inc., trading as Cumberland Valley Rental (uniform rental)	1998	3,607	(8)	*

Charles M. Sioberg (68)	Vice President, Martin & Martin, Inc. (engineers)	1982	9,963	(9)	*

Kurt E. Suter (67)	President, Carlisle Mobile Homes, Inc. and Eastern Motor Inns, Inc.; Partner, Hooke & Suter (real estate firm)	2002	4,500		*

			Shares of Stock of
			Franklin Financial
			Beneficially Owned
			and Percentage of
	Business Experience, Including Principal Occupation	Director	Total Outstanding Stock as
Name and Age	for the Past 5 Years, and Other Directorships	Since [1]	of 12/31/08 [2]

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Mark R. Hollar			7,779	(10)	*

Ronald L. Cekovich			10,902	(11)	*

Michael E. Kugler			10,979	(12)	*

Sandra G. Small			4,646	(13)	*

All directors and executive officers as a group (16 persons)			237,242		6.20%

[1]	Reflects service as a director of Franklin Financial and service as a director of F&M Trust, predecessor of Franklin Financial, prior to the organization of Franklin Financial. No nominee or continuing director is a director of any other company which has one or more classes of securities registered with the SEC pursuant to Section 12 or which is required to file periodic reports with the SEC pursuant to Section 15(d) of the Securities Exchange Act of 1934.

[2]	Beneficial ownership of shares of the common stock of Franklin Financial is determined in accordance with SEC Rule 13d-3, which provides that a person shall be deemed to own any stock with respect to which he, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of the stock, or (ii) investment power, which includes the power to dispose or to direct the disposition of the stock. A person is also deemed to own any stock which he has the right to acquire within 60 days through the exercise of an option or conversion right, through the revocation of a trust or similar arrangement, or otherwise. Unless otherwise stated, each director and executive officer has sole voting and investment power with respect to the shares shown above or holds the shares jointly with his or her spouse. Unless otherwise stated, the number of shares shown represents less than one percent of the total number of shares of common stock outstanding.

[3]	Includes 400 shares held in the names of Mr. Kerlin’s children; 2,784 shares held by Mr. Kerlin as co-trustee of the Kerlin Family Trust; and 21,158 shares with respect to which Mr. Kerlin holds power of attorney.

[4]	Includes options issued under the Incentive Stock Option Plan to purchase 16,562 shares and options issued under the Employee Stock Purchase Plan to purchase 1,055 shares.

[5]	Includes 26,250 shares held in the name of Mr. Bender’s spouse.

[6]	Includes 3,112 shares held in the name of Mr. Jennings’ spouse.

[7]	Includes 6,428 shares held in the name of Mr. Miller’s spouse and 638 shares held by Mr. Miller as custodian under Uniform Gift to Minors Act accounts for the benefit of his grandchildren.

[8]	Includes 63 shares held in the names of Mr. Fry’s children.

[9]	Includes 3,000 shares held in the name of Mr. Sioberg’s spouse and 1,770 shares held by Mr. Sioberg as custodian under Uniform Gift to Minors Act accounts for the benefit of his grandchildren.

[10]	Includes options issued under the Incentive Stock Option Plan to purchase 6,075 shares; options issued under the Employee Stock Purchase Plan to purchase 476 shares; and, 375 shares held by Mr. Hollar as custodian under Uniform Gift to Minors Act accounts for the benefit of his children.

[11]	Includes options issued under the Incentive Stock Option Plan to purchase 9,937 shares and options issued under the Employee Stock Purchase Plan to purchase 502 shares.

[12]	Includes options issued under the Incentive Stock Option Plan to purchase 5,975 shares; options issued under the Employee Stock Purchase Plan to purchase 483 shares; and 1,205 shares held in the name of Mr. Kugler’s spouse.

[13]	Includes options issued under the Incentive Stock Option Plan to purchase 4,250 shares and options issued under the Employee Stock Purchase Plan to purchase 391 shares.

Meetings of the Board of Directors
Franklin Financial’s Corporate Governance Guidelines provide that directors are expected to attend meetings of the Board of Directors, meetings of the committees on which they serve, and the annual meeting of shareholders. The Boards of Directors of the Company and of F&M Trust met a total of 39 times during 2008. All directors attended 75% or more of the aggregate number of meetings of the Boards of Directors and of the various committees of the Boards of Directors on which they served and all directors attended the annual meeting of shareholders in 2008.
The following table provides certain summary information concerning the total compensation paid or accrued by Franklin Financial and F&M Trust in 2008 to each non-employee member of the Board of Directors.
2008 DIRECTOR COMPENSATION

					Change in
	Fees Earned			Non-Equity	Pension Value and
	or Paid	Stock	Option	Incentive Plan	Nonqualified Deferred	All Other
	in Cash (1)	Awards	Awards	Compensation (2)	Compensation Earnings	Compensation		Total (3)
Name	($) (a)	(b)	(c)	($) (d)	(e)	($) (f)		($) (g)
Charles S. Bender, II	20,300	—	—	1,880	—	10,394	(4)	32,574
Martin R. Brown	22,550	—	—	1,880	—	1,478	(5)	25,908
G. Warren Elliott	27,050	—	—	1,880	—	—		28,930
Donald L. Fry	26,300	—	—	1,880	—	—		28,180
Allan E. Jennings, Jr.	23,675	—	—	1,880	—	—		25,555
Stanley J. Kerlin	23,300	—	—	1,880	—	—		25,180
H. Huber McCleary(8)	22,550	—	—	1,880	—	—		24,430
Jeryl C. Miller	29,105	—	—	1,880	—	15,720	(6)	46,705
Stephen E. Patterson	24,425	—	—	1,880	—	—		26,305
Charles M. Sioberg	34,520	—	—	1,880	—	15,480	(6)	51,880
Kurt E. Suter	21,800	—	—	1,880	—	—		23,680
Martha B. Walker	20,300	—	—	1,880	—	7,618	(7)	29,798

[1]	The amount reported is the aggregate dollar value of all fees earned (even if deferred) or paid in cash for services as a director in 2008, including annual retainer fees, committee and/or chairmanship fees and meeting fees.

[2]	The amount reported is the bonus earned under the Director Pay for Performance Program.

[3]	The amount reported is the aggregate dollar value of total compensation earned in 2008 and is equal to the sum of the amounts reported in columns (a) through (f).

[4]	The amount reported includes the annual premium or $2,776 paid by Franklin Financial on a split-dollar life insurance policy maintained for the benefit of the director and $7,618 accrued in 2008 under a deferred compensation arrangement known as the Brick Plan in effect from 1982 through 1988.

[5]	The amount reported includes the annual premium paid by Franklin Financial on a split-dollar life insurance policy maintained for the benefit of the director.

[6]	The amount reported is the benefit paid during 2008 under a deferred compensation arrangement known as the Brick Plan in effect from 1982 through 1988.

[7]	The amount reported includes amounts accrued in 2008 under a deferred compensation arrangement known as the Brick Plan in effect from 1982 through 1988.

[8]	Retired from Board of Directors December 31, 2008 due to reaching mandatory retirement age of 70 set forth in the Bylaws.
Each director of Franklin Financial who is not a salaried officer of Franklin Financial or F&M Trust was paid by Franklin Financial in 2008 an annual retainer of $6,800 and a fee of $375 for each committee meeting attended, except that the Chairman of the Board does not receive committee meeting attendance fees. Each director of Franklin Financial is also a director of F&M Trust. Each Director of F&M Trust who is not a salaried officer of Franklin Financial or F&M Trust is paid by F&M Trust an annual retainer of $12,000 and a fee of $375 for each committee meeting attended, except that the Chairman of the Board does not receive committee meeting attendance fees. In addition to the foregoing annual retainer fees and meeting attendance fees, the Chairman of the Audit Committee receives an annual retainer of $3,180 from Franklin Financial and the Chairman of the Board receives an annual retainer of $15,720 from Franklin Financial.

Director fees payable by F&M Trust are eligible to be deferred pursuant to the Farmers and Merchants Trust Company of Chambersburg Directors’ Deferred Compensation Plan (the “Director Deferred Compensation Plan”). Participation in the Director Deferred Compensation Plan is voluntary and each participant may elect each year to defer all or a portion of their F&M Trust director’s fees. Each participant directs the investment of their own account among various publicly available mutual funds designated by the Bank’s Investment and Trust Services department. Growth of each participant’s account is a result of investment performance and is not the result of an interest factor or interest formula established by the participant or the Bank. The balance in such director’s deferred benefit account is payable to him or to his designated beneficiary in a lump sum within 60 days upon the first to occur of his retirement from the Board or death, except that F&M Trust may, at its option, elect to pay such balance over a period of up to five years. Directors participating in this plan and amounts deferred for 2008 include Ms. Walker $12,000, Mr. Brown $12,000, and Mr. Miller $12,000.
In January of 2008, the Board of Directors adopted the Director Pay for Performance Program (the “Pay for Performance Program”) under the terms of which non-employee directors are eligible to receive an annual cash bonus if Franklin Financial achieves certain financial targets established in advance by the Board. The financial targets are expressed in terms of the average annual increase in diluted earnings per share over rolling measurement periods of three calendar years each. (For example, the first three-year measurement period consists of calendar years 2006, 2007 and 2008, the next three-year measurement period consists of calendar years 2007, 2008 and 2009, and so forth). The target bonus payable under the Pay for Performance Program is an amount equal to 10% of the retainer fees earned by a participant during the third calendar year of a three-year measurement period. For example, if a participating director earned retainer fees of $21,000 in 2008, his target bonus would be $2,100. A participating director may receive a bonus which is more or less than the target bonus, depending upon the extent to which Franklin Financial meets or exceeds the financial target established by the Board for the three-year measurement period involved. If the average increase in Franklin Financial’s diluted earnings per share during the three-year period ending on December 31, 2008 is less than 5%, the director in this example would be entitled to receive a cash bonus equal to 50% of his target bonus or $1,050 ($21,000 x 10% x 50%). If the average increase in diluted earnings per share during the measurement period is between 5 % and 7.99%, the director would be entitled to receive a cash bonus equal to 100% of his target bonus or $2,100 ($21,000 x 10% x 100%). If the average increase in diluted earnings per share during the measurement period is 0% or less, no bonus is earned. The amount of the cash bonus can be as much as 150% of the director’s target bonus, or $3,150 in this example, if the average increase in diluted earnings per share during the measurement period is greater than 10% ($21,000 x 10% x 150%). Bonuses earned under the Pay for Performance Program are paid in the second quarter of the calendar year next following the third calendar year of the three-year measurement period.
Director fees payable by F&M Trust from 1982 to 1988 were eligible to be deferred under a deferred compensation arrangement known as the Brick Plan. The components of the plan were life insurance policies on the lives of the participating directors with the Bank as beneficiary and an individual agreement between the Bank and each director that outlined future payments to the director commencing at age 65. The director is to be paid a fixed amount monthly over a ten-year period beginning at age 65. Directors currently receiving payouts are Messrs. Miller and Sioberg. Directors Walker and Bender are currently accruing amounts that will be paid out beginning at age 65.

COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors of Franklin Financial has standing Audit, Nominating and Personnel Committees.
Audit Committee
Members of the Audit Committee during 2008 were Jeryl C. Miller, Chairman, and Messrs. Brown, Elliott, Jennings, Sioberg and Suter. The Audit Committee assists the Board of Directors in fulfilling its responsibilities in providing oversight over the integrity of Franklin Financial’s financial statements, Franklin Financial’s compliance with applicable legal and regulatory requirements and the performance of Franklin Financial’s internal audit function. The Audit Committee is responsible for the appointment, compensation, oversight and termination of Franklin Financial’s independent auditors and regularly evaluates the independent auditors’ independence from Franklin Financial and Franklin Financial’s management. The Audit Committee reviews and approves the scope of the annual audit and is also responsible for, among other things, reporting to the Board on the results of the annual audit and reviewing the financial statements and related financial and nonfinancial disclosures included in Franklin Financial’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Audit Committee also reviews Franklin Financial’s disclosure controls and procedures and internal controls. The Audit Committee prepares the Audit Committee Report for inclusion in the annual proxy statement and oversees investigations into complaints concerning accounting and auditing matters. The Audit Committee also meets periodically with Franklin Financial’s independent auditors and with Franklin Financial’s internal auditors outside of the presence of management and has authority to retain outside legal, accounting and other professionals to assist it in meeting its responsibilities.
The Audit Committee operates under a charter adopted by the Board of Directors, a copy of which is posted on Franklin Financial’s website at www.franklinfin.com. All members of the Audit Committee were at all times during 2008 “independent directors” as such term is defined in the NASDAQ Marketplace Rules. The Board of Directors has not designated an “audit committee financial expert” as such term is defined in the Sarbanes-Oxley Act and applicable SEC rules and regulations because it believes that each member of the Audit Committee is qualified in terms of background and experience to perform his duties as a member of that Committee and because it believes that an audit committee financial expert is not necessary in light of Franklin Financial’s size, the nature of its business and the relative lack of complexity of its financial statements. The Audit Committee met four times during 2008.
Nominating Committee
Members of the Nominating Committee during 2008 were Charles M. Sioberg, Chairman, Ms. Walker and Messrs. McCleary (who retired from the Board of Directors December 31, 2008 having reached the mandatory retirement age of 70 specified in the Bylaws) and Patterson. The Nominating Committee is responsible, among other things, for recommending to the Board of Directors persons to be nominated for election to the Board, persons to be appointed to fill vacancies on the Board and persons to be elected as officers of the Board. The Nominating Committee operates under a charter adopted by the Board of Directors, a copy of which is posted on Franklin Financial’s website at www.franklinfin.com. All members of the Nominating Committee were at all times during 2008 “independent directors” as such term is defined in the NASDAQ Marketplace Rules. Although the Nominating Committee did not meet during 2008, Board succession planning as well as potential director candidates were an agenda item discussed at a Board planning session in 2008.

Personnel Committee
Members of the Personnel Committee during 2008 were Charles M. Sioberg, Chairman, and Messrs. Brown, Elliott, Fry, Jennings and Miller. The Personnel Committee assists the Board of Directors in fulfilling its responsibilities in providing oversight over Franklin Financial’s compensation policies and procedures. The Personnel Committee is responsible for, among other things, administering and making grants and awards under the Incentive Stock Option Plan of 2002 and the Employee Stock Purchase Plan. The Personnel Committee is also responsible for annually evaluating the compensation of Franklin Financial’s Chief Executive Officer. The Personnel Committee also prepares the Compensation Committee Report on Executive Compensation for inclusion in the annual proxy statement. The Personnel Committee operates under a charter adopted by the Board of Directors, a copy of which is posted on Franklin Financial’s website at www.franklinfin.com. All members of the Personnel Committee were at all times during 2008 “independent directors” as such term is defined in the NASDAQ Marketplace Rules. The Personnel Committee met six times during 2008.
Compensation Committee Interlocks and Insider Participation
The members of the Personnel Committee of the Board of Directors during 2008 were those persons who are named in the Personnel Committee discussion which appears immediately above. No member of the Personnel Committee is an employee or former employee of Franklin Financial or F&M Trust. There were no compensation committee “interlocks” at any time during 2008, which in general terms means that no executive officer or director of Franklin Financial served as a director or member of the compensation committee of another entity at the same time as an executive officer of such other entity served as a director of Franklin Financial.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
The Personnel Committee of the Company’s Board of Directors administers the Company’s executive compensation program. The Company currently has eight senior officers (the President and Chief Executive Officer and seven subordinate officers) who have been designated as senior officers by the Board. The Personnel Committee, which is composed entirely of independent directors, is responsible for reviewing and approving senior officer compensation, for evaluating the President and Chief Executive Officer, for overseeing the administration of the Company’s compensation program generally as it affects all other officers and employees, for administering the Company’s incentive compensation programs (including the Incentive Stock Option Plan), for approving and overseeing the administration of the Company’s employee benefits programs, for providing insight and guidance to management with respect to employee compensation generally, and for reviewing and making recommendations to the Board with respect to director compensation.
The Personnel Committee operates under a charter adopted by the Board of Directors. The Personnel Committee annually reviews the adequacy of its charter and recommends changes to the Board for approval. The Personnel Committee meets at scheduled times during the year and on an “as necessary” basis, The Chairman of the Personnel Committee reports on Committee activities and makes Committee recommendations at meetings of the Board of Directors.

Compensation Philosophy
The Personnel Committee believes that executive compensation should be tied to individual performance, should vary with the Company’s performance in achieving its financial and non-financial objectives, and should be structured so as to be closely aligned with the interests of the Company’s shareholders. The Committee also believes that the compensation package of each senior officer should include an at-risk, performance-based component and that this component should increase as an officer’s authority and responsibility increase. The Committee’s philosophy is reflected in the Company’s compensation objectives for its senior officers, which are as follows:
•	Create a merit-based, pay for performance incentive-driven system which is linked to the Company’s financial results and other factors that directly and indirectly influence shareholder value;

•	Establish a compensation system that enables the Company to attract and retain talented executives who are motivated to advance the interests of the Company’s shareholders; and

•	Provide a total compensation package that is fair in relation to the compensation practices of comparable financial institutions.
To the extent that established performance goals are exceeded, the Committee believes that the Company’s senior executives should be financially rewarded. It should be noted that all employees, including the Company’s executive officers, are employed at will and do not have employment contracts, severance pay agreements or “golden parachute” arrangements that would be triggered upon the occurrence of a change in control of the Company.
Components of Compensation
The elements of total compensation paid by the Company to its senior officers, including the President and Chief Executive Officer (the “CEO”) and the other executive officers identified in the Summary Compensation Table which appears following this Compensation Discussion and Analysis (the CEO and the other executive officers identified in the Summary Compensation Table are sometimes referred to collectively as the “Named Executive Officers”), include the following:
•	Base salary:

•	Short-term incentive compensation in the form of cash awards granted under the Company’s Management Group Pay for Performance Program;

•	Long-term incentive compensation in the form of stock options granted under the Company’s Incentive Stock Option Plan;

•	Benefits under the Company’s pension plan; and

•	Benefits under the Company’s health and welfare benefits plans.
Base Salary
The base salaries of the Named Executive Officers are reviewed by the Compensation Committee annually in December of each year, as well as at the time of any promotion or significant change in job responsibilities. Base salaries for our senior officers are established based upon the scope of their responsibilities, taking into account compensation paid by comparable financial institutions for similar positions. Specifically, a salary range is determined for each position based upon published salary surveys. These surveys report base salary ranges for comparable positions at similar financial institutions (currently ranging in size from $500 million to $1.0 billion in total assets) within central Pennsylvania. Data from financial institutions of similar size located elsewhere within Pennsylvania and in adjoining and other states is also analyzed for comparative purposes.
The Committee then establishes a “market value” for each position (defined as the mid-point of the approved salary range, plus ten percent and minus ten percent) in order to insure that the base salary for each senior executive falls within the market value for that position. An adjustment to the executive’s base salary, effective as of January 1 of each year, may (or may not) be approved by the Committee, based upon its assessment of the market value of the position involved.

The Personnel Committee met in December of 2007 and considered the base salaries of the Company’s senior officers at that meeting. The Committee applied the principles discussed above and authorized 2008 base salary increases for the following Named Executive Officers, as follows: (a) Mr. Snell: from $208,910 to $217,266; (b) Mr. Hollar: from $93,236 to $104,988; (c) Mr. Cekovich: from $99,398 to $101,374; and (d) Mr. Kugler: from $95,836 to $100,620.
Base salary earned by each Named Executive Officer during calendar year 2008 is reported in Column (a) of the Summary Compensation Table which appears below following this Compensation Discussion and Analysis.
The Personnel Committee met in December 2008 and considered the base salaries of the Company’s senior officers at that meeting. The Committee applied the principles discussed above and authorized 2009 base salary increases; however, in order to reduce the impact of salary increases and related benefits expense in 2009, a minimum six month delay in the effective date (normally, January 1) for market value increases has been incorporated into the 2009 budget. The Personnel Committee will review the proposed increases prior to mid-year to determine the appropriateness of the following market value adjustments: (a) Mr. Snell from $217,266 to $224,874; (b) Mr. Hollar from $114,738 to $127,166; (c) Mr. Cekovich from $101,374 to $104,416; (d) Mr. Kugler from $107,458 to $112,840; and Mrs. Small from $85,410 to $88,842.
Short-Term Incentive Compensation
The Company has adopted the Management Group Pay for Performance Program (the “PFP Program”) for purposes of linking a portion of the compensation of its senior officers, including the Named Executive Officers, to the success of the Company in meeting certain financial targets which are established annually by the Personnel Committee. Under the terms of the PFP Program, the Committee establishes in February of each year eight distinct financial targets, including the following: (i) return on average equity, (ii) return on average assets, (iii) tax equivalized net interest income, (iv) tax equivalized operating income, (v) efficiency ratio (i.e., noninterest expense as a percentage of operating income), (vi) net loan charge-offs as a percentage of average loans, (vii) non-performing assets as a percentage of total assets, and (viii) net income. Targets (vi) and (vii) are measured against national peer group loan quality data published by the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) for bank holding companies with total assets between $500 million and $1.0 billion. The PFP Program also incorporates a factor for the executive’s annual performance evaluation rating, which, in the case of the CEO, is determined by the Board of Directors following consideration of a recommendation made by the Committee.
Each PFP Program target is evaluated separately and is assigned a payout range expressed as a percentage of annual base salary. Payouts under the PFP Program are determined on the basis of the Company’s performance relative to the targets established by the Committee and on the basis of each executive’s annual performance evaluation. The aggregate annual payout under the PFP Program ranges from 0 percent to 20 percent of an executive’s annual base salary. In order to earn a payout in any target category, the established target must be met or exceeded. Because payout amounts under certain of the PFP Program targets cannot be finally determined until peer group loan quality data are released by the FDIC (which does not occur until well after the close of a calendar year) and because these payout amounts are dependent in part upon individual performance evaluations (which are conducted in March of each year), the payout amounts earned under the Program in respect of the Company’s performance in a given calendar year are generally calculated and paid in April of the following year.

The Company achieved its 2008 PFP Program targets in two of the six financial target categories (performance in relation to targets (vi) and (vii) above cannot be determined until peer group loan quality data becomes available in April). Accordingly, the Committee anticipates that payouts ranging from 3 percent to 7 percent of base salary will be paid to the Company’s senior officers in respect of 2008 performance, assuming that the Company achieves its loan quality targets. The estimated payout to each Named Executive Officer under the PFP Program is reported in Column (e) of the Summary Compensation Table and the range of possible payouts for each Named Executive Officer is reported in the Columns (b-1) through (b-3) of the Grants of Plan-Based Awards Table, both of which appear below following this Compensation Discussion and Analysis.
The Personnel Committee met in February 2009 to establish the financial targets applicable to payouts under the Pay for Performance Program. Upon the recommendation of management, in order to reduce the expense impact, all Pay for Performance Programs have been suspended in 2009, although performance goals have been established and the results will be monitored in the event that a partial payout becomes feasible.
Long-Term Incentive Compensation
The Company uses the grant of incentive stock options under its Incentive Stock Option Plan as the primary vehicle for providing long-term incentive compensation opportunities to its senior officers, including the Named Executive Officers. The Plan was adopted by the shareholders in 2002 and provides for the grant of incentive stock options to purchase shares of Company common stock at a per share exercise price which is not less than 100% of the fair market value of such shares on the date that the option is granted. Accordingly, options granted under the Plan have no value unless the market price of the Company’s common stock increases after the date of grant. Incentive stock options are the only form of award provided for under the Plan.
The Personnel Committee has historically granted stock options annually at its meeting in February of each year. In administering the Plan, the Committee establishes an annual option award target ranging from 500 to 2,500 shares for each of eight officer salary grade levels. The Committee has also established a target range for the Company’s average annual increase in diluted earnings per share during the three calendar year period ending with the calendar year immediately preceding the most recently ended calendar year. Options may be granted by the Committee for more or fewer shares than the established option award target for a given salary grade depending upon the Company’s growth in fully diluted earnings per share relative to the target range established by the Committee. If the average annual increase in fully diluted earnings per share for the three most recently ended calendar years falls within the target range established by the Committee, each executive is granted an option for a number of shares equal to his option award target. If the average increase falls below the target range established by the Committee, the option granted to each executive is for a number of shares equal to 50 percent of his option award target. If the average increase exceeds the target range established by the Committee, the number of shares subject to each option can be as much as 150 percent of his option award target.
Options are granted at an exercise price equal to the fair market value per share of the Company’s common stock on the date of grant, which fair market value is determined in accordance with the terms of the Plan on the basis of the average of the average of the closing bid and asked quotations for the five trading days immediately preceding the applicable date as reported by two brokerage firms selected by the Committee which are then making a market in the Company’s stock, except that if no closing bid or asked quotation is available on one or more of such trading days, fair market value is determined by reference to the five trading days immediately preceding the applicable date on which closing bid and asked quotations are available. Options granted under the Plan vest after the expiration of six months from the date of grant or upon the occurrence of a change in control of Franklin Financial if a change in control occurs prior to the expiration of such six-month period. Neither the CEO nor any other Named Executive Officer has any role in selecting the date of grant of any stock option granted under the Plan.

The Committee’s philosophy in utilizing this performance measurement is that long-term growth in diluted earnings per share is the primary driver of both the market value of the Company’s common stock and of the Company’s capacity to regularly increase the cash dividends which it pays to its shareholders.
The Company’s diluted earnings per share for calendar years 2004 through 2007 were $1.54, $1.81, $2.10 and $2.40, respectively, resulting in an average annual growth in fully diluted earnings per share for the three years ended December 31, 2007 of approximately 15.9 percent. This compared favorably to the target range established by the Committee and, accordingly, the Committee authorized in 2008 the issuance of incentive stock option awards to the Named Executive Officers in amounts ranging from 2,250 shares to 3,750 shares, in each case representing 125 percent of the option award target. The number of shares underlying the option granted to each Named Executive Officer in 2008, the fair value of each such option on the date of grant (determined in accordance with FAS 123R) and the exercise price per share of each such option is set forth in Columns (e), (f) and (g), respectively, of the Grants of Plan Based Awards Table, which appears below following this Compensation Discussion and Analysis.
Information concerning the number of options held by each Named Executive Officer as of December 31, 2008 is set forth in the Outstanding Equity Awards at Fiscal Year-End Table which appears below following this Compensation Discussion and Analysis.
The Personnel Committee also addressed option awards at its February, 2009 meeting. The Company’s average annual increase in diluted earnings per share for calendar years 2005 through 2008 was approximately 7.73 percent, which was within the target range previously established by the Committee. Accordingly, in accordance with the principles discussed above, the Committee granted incentive stock options to the Named Executive Officers, as follows: (a) Mr. Snell: 2,500 shares; (b) Mr. Hollar: 1,700 shares; (c) Mr. Cekovich: 1,500 shares; (d) Mr. Kugler: 1,700 shares; and (e) Mrs. Small: 1,000 shares.
Employee Stock Purchase Plan
The Company established its Employee Stock Purchase Plan to encourage its employees to acquire a stake in the future of the Company by purchasing shares of its common stock. All persons who are employed by the Company and its subsidiaries at the grant date and December 31 of the preceding year in which the option is granted are eligible to be granted options under the plan, except that the Personnel Committee may exclude employees who customarily work twenty hours or less per week. The number of shares subject to options each calendar year is allocated uniformly among the eligible employees based upon each employee’s qualifying compensation (base salary plus overtime pay) as compared to the aggregate qualifying compensation of all plan participants. The Personnel Committee determines the exercise price of each option, which may not be less than 90 percent of the fair market value of the Company’s common stock on the grant date. No option may have a term longer than one year from the grant date. The options granted to the named executive officers under the plan in 2008 are reported below in the Grants of Plan-Based Awards in 2008 Table.

Retirement Plan
The senior officers of the Company are eligible to participate in the various retirement plans maintained by F&M Trust for the benefit of its employees. The F&M Trust Pension Plan is a defined benefit plan which provides retirement benefits based upon a career-average compensation formula. In order to mitigate the adverse affects applicable to certain Pension Plan participants as a consequence of the adoption of a career-average compensation formula, F&M Trust adopted, effective January 1, 2008, a Qualified Pension Supplemental Plan and a Nonqualified Deferred Compensation Plan. The Pension Plan was closed to new employees as of April 1, 2007 and such new employees are eligible to participate only in the F&M Trust 401(k) Plan. The F&M Trust 401(k) Plan covers substantially all employees of F&M Trust who have completed one year and 1,000 hours of service. In 2008, employee contributions to the plan were matched at 100% up to 4% of each employee’s deferrals, plus 50% of the next 2% of deferrals from participants’ eligible compensation. In addition, a 100% discretionary profit sharing contribution of up to 2% of each employee’s eligible compensation is possible, provided net income targets are achieved. The Personnel Committee of the Company’s Board of Directors establishes the net income targets annually. Additional information relating to the Company’s retirement plans is set forth in the Pension Benefits Table which appears below following this Compensation Discussion and Analysis and in the narrative which accompanies that Table.
Health and Welfare Employee Benefits Plans
The Company provides healthcare, life and disability insurance and other employee benefits programs to its employees, including its senior officers. The Personnel Committee is responsible for overseeing the administration of these programs and believes that its employee benefits programs should be comparable to those maintained by Central Pennsylvania financial institutions of comparable size so as to assure that the Company is able to maintain a competitive position in terms of attracting and retaining officers and other employees. The Company’s employee benefits plans are provided on a nondiscriminatory basis to all employees.
Procedure Followed by the Personnel Committee in Determining Executive Compensation
The Committee annually determines the compensation of each senior officer (base salary, payout under the PFP Program and stock option grant under the incentive Stock Option Plan) in accordance with the factors discussed above. The CEO plays an important role in the compensation process, particularly as it applies to the other Named Executive Officers. Specifically, the CEO evaluates officer performance, provides input in connection with establishing individual performance targets and objectives, and makes recommendations as to base salary levels. The CEO participates in Committee meetings at the Committee’s request in connection with the evaluation of the other Named Executive Officers and in order to provide background information.
The Committee, meeting in executive session, performs an annual performance evaluation of the CEO and determines his compensation in accordance with the factors discussed above. Each member of the Committee independently evaluates the CEO by using a written performance evaluation form to prepare a formal evaluation. The evaluation form includes ratings for key accountabilities, including strategic leadership, business and organization knowledge, decision making, customer focus, personnel selection and development, vision/direction setting, adaptability and community involvement.
The Company has not in the past five years employed compensation consultants in connection with the compensation process and does not anticipate that it will do so in 2009.

Restatement of Financial Statements
The Personnel Committee is of the view that, to the extent permitted by law, it has authority to retroactively adjust any cash or equity-based incentive award paid to any senior officer (including any Named Executive Officer) where the award was based upon the achievement by the Company of specified financial goals and it is subsequently determined following a restatement of the Company’s financial statements that the specified goals were not in fact achieved.
Stock Ownership Guidelines
The Board of Directors believes that the interests of its senior officers and its shareholders should be aligned and for this reason encourages its senior officers, including the Named Executive Officers, to acquire a significant ownership position in the Company’s common stock so as to have a meaningful personal financial stake in the success of the Company. However, the Company has not adopted formal stock ownership guidelines.
Compensation Committee Report
In connection with the preparation of the disclosures set forth in this Proxy Statement, the Personnel Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of Franklin Financial. Based upon this review and discussion, the Personnel Committee has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement and that it be incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2008 filed by Franklin Financial with the SEC.
This report is not intended to be “soliciting material,” is not intended to be “filed” with the SEC, and is not intended to be incorporated by reference into any filing made by Franklin Financial with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether such filing is made before or after the date hereof and notwithstanding any general incorporation language contained in any such filing.
The foregoing report is submitted by the Personnel Committee:
Charles M. Sioberg, Chairman
Martin R. Brown
G. Warren Elliott
Donald A. Fry
Allan E. Jennings, Jr.
Jeryl C. Miller

Compensation Tables and Additional Compensation Disclosure
Total Compensation
The following table provides certain summary information concerning total compensation paid or accrued by Franklin Financial and F&M Trust to William E. Snell, Jr., the President and Chief Executive Officer of Franklin Financial, to Mark R. Hollar, Senior Vice President and Chief Financial Officer of Franklin Financial, and to each of the three most highly compensated executive officers other than Messrs. Snell and Hollar whose total compensation in 2008 exceeded $100,000.
SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($) (7), (8), (9)	($) (10)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

William E. Snell President & Chief	2008	217,256	—	—	17,303	13,035	47,076	26,092	320,762
Executive	2007	208,910	—	—	17,100	37,604	20,772	24,242	308,628
Officer	2006	202,526	—	—	8,225	24,339	19,679	26,912	281,681

Mark R. Hollar Senior Vice	2008	114,738	—	—	11,766	6,884	10,045	10,191	153,624
President	2007	93,236	—	—	11,628	17,101	2,787	7,642	132,394
& Chief Financial	2006	85,007	—	—	4,935	10,355	3,674	6,779	110,750
Officer

Ronald L. Cekovich Senior Vice	2008	101,374	—	—	10,382	6,082	9,183	8,940	135,961
President	2007	99,398	—	—	10,260	17,892	2,228	7,186	136,964
(F&M Trust)	2006	95,401	—	—	4,935	11,581	3,934	6,543	122,394

Michael E. Kugler Senior Vice	2008	107,458	—	—	11,766	6,447	42,059	10,322	178,052
President	2007	95,836	—	—	11,628	17,250	16,575	8,204	149,493
(F&M Trust)	2006	88,808	—	—	5,593	11,004	14,557	7,424	127,386

Sandra G. Small Senior Vice	2008	85,410	—	—	6,921	5,125	15,023	7,454	119,933
President (F&M Trust)

[1]	The amounts reported in this column consist of base salary earned during the indicated year.

[2]	The amounts reported in this column consist of bonus compensation earned during the indicated year. Note that payouts earned under the Management Group Pay for Performance Program are reported in this Table as Non-Equity Incentive Plan Compensation.

[3]	The amounts reported in this column reflect the dollar amount of the compensation expense recognized for financial statement reporting purposes for the indicated year in accordance with FAS 123(R) in connection with awards of stock. Franklin Financial did not make any awards of stock in 2006, 2007 or 2008.

[4]	The amounts reported in this column reflect the dollar amount of the compensation expense recognized for financial statement reporting purposes for the indicated year in accordance with FAS 123(R) in connection with awards of stock options made pursuant to the Incentive Stock Option Plan. The Incentive Stock Option Plan is described under the heading “Long-Term Incentive Compensation” in the Compensation Discussion and Analysis which appears above. The assumptions used in the calculation of these amounts are identified in a footnote to the audited year-end financial statements of Franklin Financial, which financial statements are included in the Annual Report on Form 10-K filed by Franklin Financial with the Securities and Exchange Commission.

[5]	The amounts reported in this column consist of payouts earned in respect of the Company’s performance for the indicated year under the Management Group Pay for Performance Program, a non-equity incentive compensation plan which is described under the heading “Short-Term Incentive Compensation” in the Compensation Discussion and Analysis which appears above. The amounts reported for 2008 are estimated payouts and the range of possible 2008 payouts is reported in the Grants of Plan-Based Awards Table which appears below. The amounts reported for prior years are actual payout amounts.

[6]	The amount reported in this column consists of the aggregate change in the actuarial present value of accumulated benefits under the F&M Trust Pension Plan from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the indicated year. The F&M Trust Pension Plan is described in the narrative which follows the Pension Benefits Table which appears below.

[7]	Reported amount includes matching and discretionary contributions made by the Company to the Company 401(k) Plan in 2008 for Mr. Snell $10, 907, Mr. Hollar $8,649, Mr. Cekovich $8,371, Mr. Kugler $8,382, and Mrs. Small $6,319.

[8]	Reported amount includes split-dollar life insurance policy premiums paid by the Company in 2008 for Mr. Snell $6,435, Mr. Hollar $1,542, Mr. Cekovich $569, Mr. Kugler $1,940, and Mrs. Small $1,135.

[9]	Reported amount includes club dues of $4,668 and amounts related to personal use of company automobile of $4,082 paid by the Company in 2008 for Mr. Snell.

[10]	The amounts reported in this column consist of the dollar value of total compensation for the indicated year, equal to the sums of columns (a) through (i).
Plan-Based Compensation
The following table provides certain information concerning awards granted in 2008 under incentive and under other plans to the executive officers named in the Summary Compensation Table appearing above.
GRANTS OF PLAN-BASED AWARDS IN 2008

						All Other	All Other
	Estimated Possible Payouts				Estimated	Stock	Stock		Grant
	Under Non-Equity Incentive				Future	Awards:	Awards:		Date Fair
	Plan Awards (2)				Payouts	Number of	Number of	Exercise or	Value of
			Target		Under Equity	Shares of	Securities	Base Price	Stock and
			(Mid-Point)		Incentive	Stock or	Underlying	of Option	Option
	Grant	Threshold	of Range)	Maximum	Plan Awards	Units	Options (3)	Awards (4)	Awards (5)
Name	Date (1)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($/Sh)
(a)	(b)	(b-1)	(b-2)	(b-3)	(c)	(d)	(e)	(f)	(g)

William E. Snell, Jr.	2/14/08	0	22,529	45,058	—	—	3,750	23.77	17,303
	7/01/08	—	—	—	—	—	1,055	22.08	—

Mark R. Hollar	2/14/08	0	11,352	22,703	—	—	2,550	23.77	11,766
	7/01/08	—	—	—	—	—	470	22.08	—

Ronald L. Cekovich	2/14/08	0	10,520	21,039	—	—	2,250	23.77	10,382
	7/01/08	—	—	—	—	—	502	22.08	—

Michael E. Kugler	2/14/08	0	10,773	21,545	—	—	2,550	23.77	11,766
	7/01/08	—	—	—	—	—	483	22.08	—

Sandra G. Small	2/14/08	0	8,541	17,082	—	—	1,500	23.77	6,921
	7/01/08	—	—	—	—	—	391	22.08	—

[1]	The grant date for stock options and other equity-based awards.

[2]	The amounts shown in Columns (b-1) through (b-3) represent the range of possible payouts in respect of the Company’s calendar year 2008 financial performance under the Pay for Performance Program described in the Compensation Discussion and Analysis above. Payouts are determined as a percentage of base salary, with the range of possible payouts varying from -0- percent of base salary (if none of the eight financial targets are met and if a poor personal performance evaluation is received) to 20 percent of base salary (if all eight financial targets are met and a top personal performance evaluation is received).Column (b-1) shows the threshold result with a -0- percent payout at the low end of the range; Column (b-2) shows a 10 percent payout at the mid point of the range; and Column (b-3) shows a 20 percent payout at the maximum point of the range. Payouts in respect of the Company’s calendar 2008 financial performance will be made in April of 2009 and the estimated amount of each such payout is reported in the Non-Equity Incentive Compensation column in the Summary Compensation Table which appears above.

[3]	The number of shares of stock underlying options granted February 14, 2008 under the Franklin Financial Incentive Stock Option Plan and July 1, 2008 under the Employee Stock Purchase Plan.

[4]	The per-share exercise price of the options granted during 2008.

[5]	Reported amount is the aggregate fair value of stock options granted in 2008, determined as of the date of grant in accordance with FAS 123(R). With respect to options granted under the Employee Stock Purchase Plan, no fair value is recognized under FAS 123(R) as of the date of grant. The assumptions used in the calculation of these amounts are included in a footnote to the audited financial statements of Franklin Financial for the fiscal year ended December 31, 2008, which financial statements are included in the Annual Report on Form 10-K filed by Franklin Financial with the Securities and Exchange Commission. No gain will be realized by the officer unless the market price of Franklin Financial common stock appreciates in value following the date of grant, which appreciation will benefit all shareholders generally. The actual value, if any, that an officer may realize upon the exercise of an option will depend upon the excess of the market price of Franklin Financial common stock on the date of exercise over the exercise price of the option. There can be no assurance that an officer will realize all or any part of the value of any option as reported in this Table, which value is merely an estimate determined in accordance with FAS 123(R).

Outstanding Stock Option
and Other Equity Awards at Fiscal Year End
The following table provides certain information with respect to the executive officers named in the Summary Compensation Table appearing above concerning stock options and other equity awards which were outstanding on December 31, 2008.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

		Option Awards (1)
				Equity
				Incentive Plan
		Number of	Number of	Awards: Number
		Securities	Securities	of Securities
		Underlying	Underlying	Underlying
		Unexercised	Unexercised	Unexercised	Option
		Options	Options	Unearned	Exercise	Option
		Exercisable (2)	Unexercisable (3)	Options (4)	Price (5)	Expiration (6)
Name	Grant Date	(#)	(#)	(#)	($)	Date
William E. Snell, Jr.	4/23/2002	3,125	—	—	20.00	4/24/2012
	2/12/2003	1,562	—	—	21.42	2/13/2013
	2/12/2004	3,125	—	—	27.68	2/13/2014
	2/10/2005	1,250	—	—	27.42	2/11/2015
	2/09/2006	1,250	—	—	24.92	2/10/2016
	2/08/2007	2,500	—	—	27.37	2/08/2017
	2/14/2008	3,750	—	—	23.77	2/12/2018
	7/01/2008	1,055	—	—	22.08	6/30/2009

Mark R. Hollar	2/12/2004	625	—	—	27.68	2/13/2014
	2/10/2005	750	—	—	27.42	2/11/2015
	2/09/2006	750	—	—	24.92	2/10/2016
	2/08/2007	1,700	—	—	27.37	2/09/2017
	2/14/2008	2,550	—	—	23.77	2/12/2018
	7/01/2008	470	—	—	22.08	6/30/2009

Ronald L. Cekovich	4/23/2002	1,875	—	—	20.00	4/24/2012
	2/12/2003	937	—	—	21.42	2/13/2013
	2/12/2004	1,875	—	—	27.68	2/13/2014
	2/10/2005	750	—	—	27.42	2/11/2015
	2/09/2006	750	—	—	24.92	2/10/2016
	2/08/2007	1,500	—	—	27.37	2/08/2017
	2/14/2008	2,250	—	—	23.77	2/12/2018
	7/01/2008	502	—	—	22.08	6/30/2009

Michael E. Kugler	2/12/2004	625	—	—	27.68	2/13/2014
	2/10/2005	250	—	—	27.42	2/11/2015
	2/09/2006	850	—	—	24.92	2/10/2016
	2/08/2007	1,700	—	—	27.37	2/08/2017
	2/14/2008	2,550	—	—	23.77	2/12/2018
	7/01/2008	483	—	—	22.08	6/30/2009

Sandra G. Small	2/14/2008	1,500	—	—	23.77	2/12/2018
	7/01/2008	391	—	—	22.08	6/30/2009

[1]	All reported options were granted under the Incentive Stock Option Plan and vest after the expiration of six months from the date of grant or upon the occurrence of a change in control of Franklin Financial if a change in control occurs prior to the expiration of such six-month period. Franklin Financial has not made any other stock awards.

[2]	Reflects the number of shares of stock underlying unexercised options that are exercisable as of December 31, 2008.

[3]	Reflects the number of shares of stock underlying unexercised options that are not exercisable as of December 31, 2008.

[4]	Reflects the total number of shares of stock underlying unexercised options that were awarded under an equity incentive plan and that have not been earned as of December 31, 2008.

[5]	Reflects the exercise price of each option reported in columns (a), (b) and (c).

[6]	Reflects the expiration date of each option reported in columns (a), (b) and (c).

Stock Option Exercises and Vesting of Stock Awards
None of the Named Executive Officers exercised any stock options in 2008. Franklin Financial has not made any other stock awards.
Pension Benefits
The following table provides certain information with respect to the executive officers named in the Summary Compensation Table appearing above concerning pension benefits paid during calendar year 2008 or payable as of December 31, 2008 under tax qualified and non-tax qualified defined benefit plans.
PENSION BENEFITS AT AND FOR THE YEAR ENDED
DECEMBER 31, 2008
(MEASUREMENT DATE IS DECEMBER 31, 2008)

		Number of Years of	Present Value of Accumulated	Payments During
		Credited Service (1)	Accumulated Benefit (2)	Last Fiscal Year (3)
	Plan Name	(#)	($)	($)
Name	(a)	(b)	(c)	(d)

William E. Snell, Jr.	Farmers and Merchants Trust Company Pension Plan	13.7	275,663	—
Mark R. Hollar	Farmers and Merchants Trust Company Pension Plan	14.9	38,344	—
Ronald L. Cekovich	Farmers and Merchants Trust Company Pension Plan	7.3	32,080	—
Michael E. Kugler	Farmers and Merchants Trust Company Pension Plan	30.3	192,744	—
Sandra G. Small	Farmers and Merchants Trust Company Pension Plan	24.7	101,476	—

[1]	Reflects the number of years of service credited to the named executive officer under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the registrant’s audited financial statements for 2008. The number of years of credited service is equal to the number of years of actual service with Company.

[2]	Reflects the actuarial present value of the named executive officer’s accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the registrant’s audited financial statements for 2008. Actuarial present values are calculated using the assumptions described in a footnote to the audited financial statements of Franklin Financial for the year ended December 31, 2008 , which financial statements are included in the Annual Report on Form 10-K filed by Franklin Financial with the Securities and Exchange Commission. Benefits are assumed to be payable in each case at age 65 or, if earlier, on the date upon which the sum of the participant’s age and years of service equals 100.

[3]	Reflects the dollar amount of the payments and benefits (if any) paid to the named executive officer during 2008.
F&M Trust maintains the Farmers and Merchants Trust Company of Chambersburg Pension Plan (the “Pension Plan”), a defined benefit plan, for the benefit of its employees. Prior to 2002, the retirement benefit under the Pension Plan was determined by reference to a participant’s highest five consecutive years’ compensation in the ten years preceding normal retirement. Compensation is defined generally as salary, bonus and non-equity incentive plan compensation as reported in the Summary Compensation Table appearing above, but excludes long-term disability payments, taxable fringe benefits, moving expenses, housing expenses, non-cash taxable amounts under any restricted stock program, restricted stock program cash dividend payments, and tax equalization payments. Section 401(a) (17) of the Internal Revenue Code of 1986, as amended (the “Code”), limits a participant’s compensation for each calendar year.

The Pension Plan was amended in December of 2004 for the purpose of adopting a career-average benefit formula which is applicable to employees who are hired on or after July 1, 2000. The normal retirement benefit under the Pension Plan is a single-life annuity equal to 1% of compensation for each year of service, plus 0.60% of compensation in excess of the taxable wage base for each year of service up to a maximum of 35 years, with compensation determined over the participant’s work history rather than the previous method of 5-year final average compensation. For employees who are hired or rehired on or after July 1, 2000 but before January 1, 2005, the participant’s accrued benefit as of December 31, 2005 is based on the retirement benefit formula in effect before January 1, 2006, with subsequent accruals added each year based upon the new career-average formula. However, the adoption of this amendment will not affect the benefits payable under the Pension Plan to Messrs. Snell, Hollar, Kugler and Mrs. Small, each of whom was hired before July 1, 2000. Mr. Cekovich, who is affected by the amendment, began accruing benefits under the new career-average benefit formula effective January 1, 2006. Retirement benefits under the Pension Plan are limited by the maximum benefit specified under Section 415 of the Code.
The Pension Plan was amended in August 2007 for the purpose of adopting a career-average benefit formula which is applicable to all employees, regardless of date of hire. For employees hired before July 1, 2000 and who were under the old final-average benefit formula, this change is effective January 1, 2008. Employees who were hired on or after July 1, 2000 were already under the career-average benefit formula and the Pension Plan continues unchanged for them. In addition, the Pension Plan was amended in December 2006 for the purpose of closing the plan to new employees. Employees hired on or after April 1, 2007 will not be eligible to participate in the Pension Plan and, instead, will participate only in the Company’s 401(k) Plan.
The change to the career average benefit formula results in lower retirement plan expense for the Company and in lower projected benefits for most participants. To minimize the adverse impact on existing participants, several additional steps were taken, effective January 1, 2008:
1. The matching contribution in the Company’s 401(k) Plan was increased to 100% on the first 4% of employee deferrals, plus 50% of the next 2% of deferrals. This results in a potential 1% additional matching contribution made to participants by F&M Trust.
2. A new qualified supplemental retirement plan, the Farmers and Merchants Trust Company of Chambersburg Pension Supplemental Plan (the “Qualified Supplemental Plan”), was adopted in order to provide benefits to those Pension Plan participants who were most severely affected by the recently adopted change to the Pension Plan benefit formula. The Qualified Supplemental Plan is a defined contribution plan. A contribution will be made on behalf of each participant in the Qualified Supplemental Plan according to a schedule which was adopted as part of this Plan. The contribution amounts vary according to how the participant was impacted by the change to the Pension Plan benefit formula. The contribution amounts under the Qualified Supplemental Plan range from 1% to 9% of the participant’s compensation. None of the executive officers named in the Summary Compensation Table participate in the Qualified Supplemental Plan.
3. Some individuals who were adversely impacted by the change in the Pension Plan benefit formula cannot participant in the Qualified Supplemental Plan due to compliance testing issues under the Code and the fact that these individuals are (or could become) “highly compensated employees” as defined under the Code. These participants will be covered under a new nonqualified plan, the Farmers and Merchants Trust Company of Chambersburg Pension Supplemental Nonqualified Deferred Compensation Plan (the “Nonqualified Supplemental Plan”), which has contribution provisions similar to the Qualified Supplemental Plan described in Paragraph 2 above. Messrs. Snell, Hollar and Mrs. Small participate in this Plan. The Nonqualified Supplemental Plan is a defined contribution plan. Annual contributions will be made by F&M Trust on behalf of plan participants ranging between 1% and 9% of the participant’s compensation, depending upon the impact that the change in the pension plan benefit formula had on the participant’s pension benefit.

The following table provides certain information with respect to the executive officers named in the Summary Compensation Table appearing above concerning nonqualified deferred compensation accrued during 2008 pursuant to the Nonqualified Supplemental Plan described above.
NONQUALIFIED DEFERRED COMPENSATION

				Aggregate
	Executive Contributions	Employer Contributions	Aggregate earnings	withdrawals/	Aggregate Balance
Name	in last FY (1) ($)	in last FY (2) ($)	in last FY (3) ($)	distributions (4) ($)	at last FYE (5) ($)

William E. Snell, Jr.	—	5,264	(642)	—	4,622
Mark R. Hollar	—	1,261	(254)	—	1,077
Ronald L. Cekovich	—	—	—	—	—
Michael E. Kugler	—	9,739	(2,604)	—	7,135
Sandra G. Small	—	2,988	(511)	—	2,477

[1]	The dollar amount of aggregate executive contributions during Franklin Financial’s last fiscal year.

[2]	The dollar amount of aggregate employer contributions during Franklin Financial’s last fiscal year.

[3]	The dollar amount of aggregate interest or other earnings accrued during Franklin Financial’s last fiscal year.

[4]	The aggregate dollar amount of all withdrawals by and distributions to the executive during Franklin Financial’s last fiscal year.

[5]	The dollar amount of total balance of the executive’s account as of the end of Franklin Financial’s last fiscal year.
Mr. Snell is currently eligible for early retirement under the Pension Plan. If early retirement is elected, the early retirement benefit is payable on the first day of the month coincident with or next following the attainment of age 55 and the completion of 10 years of service. For each month the early retirement date precedes the normal retirement age of 65, the normal retirement benefit is reduced by 0.7% for each of the first 60 months and by 0.35% for each of the-next 60 months. Unreduced benefits are provided for participants for whom the sum of age and service equals or exceeds 100.
Employment Agreements And Potential Payments
Upon Termination Or Change In Control
All employees of the Company, including the Company’s executive officers, are employed at will and do not have employment contracts, severance pay agreements or “golden parachute” arrangements that would be triggered upon the occurrence of a change in control of the Company.

Equity Compensation Plan Information
The following table summarizes share and exercise price information relating to Franklin Financial’s equity compensation plans as of December 31, 2008:
EQUITY COMPENSATION PLAN INFORMATION AT DECEMBER 31, 2008

Number Of
Securities
	Number Of			Remaining Available
	Securities To Be			For Future Issuance
	Issued Upon		Weighted-Average	Under Plans
	Exercise Of		Exercise Price of	(Excluding
	Outstanding		Outstanding	Securities
Plan	Options, Warrants		Options, Warrants	Reflected In
Category	And Rights		And Rights	The First Column)

Equity Compensation Plans Approved By Security Holders	76,724	(1)	$24.86	207,065	(2)
Equity Compensation Plans Not Approved By Security Holders	—		N/A	—

Total	76,724		$24.86	207,065

[1]	Number of shares subject to issuance pursuant to the exercise of outstanding options granted under the Incentive Stock Option Plan of 2002.

[2]	Number of shares available as of December 31, 2008 for future issuance under the Incentive Stock Option Plan of 2002.
INFORMATION CONCERNING SHAREHOLDER PROPOSAL
Franklin Financial has been notified by Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado, of his intention to present a shareholder proposal at the Annual Meeting. Mr. Armstrong is the owner of 7,185 shares of Franklin Financial common stock. The proposal is set forth below in accordance with SEC Rules. Franklin Financial is not responsible for the contents of the proposal or supporting statement. The position of the Board of Directors and its recommendation immediately follow the proposal below.
Shareholder Proposal
RESOLUTION: That the shareholders of FRANKLIN FINANCIAL SERVICES CORPORATION request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.
Proponent’s Supporting Statement
The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability
Xcel Energy Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc. CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at CH Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., and several others, upon presentation of a similar resolution by the proponent during 2008. The proponent is a professional investor who has studied this issue carefully.
The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.
A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February. 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.
The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.
If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.
Board of Directors Recommendation and Statement
The Board of Directors unanimously recommends that shareholders vote AGAINST this proposal for the following reasons:
This proposal requests the Board to take the steps necessary to cause the annual election of all directors. This would require the amendment of Franklin Financial’s By-laws. The By-laws may be amended by the affirmative vote of a majority of the Board of Directors, or by the affirmative vote of shareholders holding at least two-thirds of all outstanding shares of Franklin Financial common stock.
Franklin Financial’s Board of Directors is divided into three classes, each of which serves for a three-year term. This Board structure has been in place since 1983. It is designed to balance two concerns — the need for shareholders to express their opinion on the Board’s performance, and the need for Franklin Financial’s directors to focus on Franklin Financial’s long-term success.
The Board believes that Franklin Financial’s ability to succeed in producing long-term shareholder value requires long-term perspective, strategy, and planning. A classified Board facilitates this process by assuring that a majority of directors at any time will have experience in and knowledge of the business and operations of Franklin Financial and to effectively serve as ambassadors for the Company in its communities and markets.
In addition to facilitating a long-term perspective, strategy and planning, a classified Board is intended to prevent unfair treatment of Franklin Financial’s shareholders in takeover situations. By preventing third parties from replacing a majority of the Board at any given time, and thus eliminating the threat of abrupt removal, the Board can evaluate takeover proposals with the diligence required, appropriately consider alternatives and negotiate effectively, all in the best interest of the shareholders.
The Board of Directors believes that its interests, and those of management, are specifically aligned with the shareholders’ interests, through the fiduciary duty owed by Board members and management to act in shareholders’ best interests. In addition, our directors are required by the Bylaws to own shares of Franklin Financial common stock so that their personal financial interests are aligned with shareholders. The Board also strives to be responsive to input from shareholders through the annual shareholders meeting, through Franklin Financial’s Investor Relations department, and by reviewing shareholder communications submitted to the Board as described on page 28.
As a result, at this time, the Board considers this proposal ill-advised.
The Board unanimously recommends that shareholders vote AGAINST this proposal.

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed the audited financial statements of Franklin Financial for the year ended December 31, 2008 and has discussed these financial statements with management and with Franklin Financial’s independent registered public accounting firm, Beard Miller Company LLP (“Beard Miller Company”). The Audit Committee also has discussed with Beard Miller Company the matters required to be discussed by Statement of Auditing Standards No. 61, as amended.
The Audit Committee has received from Beard Miller Company the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board , and has discussed with Beard Miller Company, its independence from Franklin Financial and its management.
Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that Franklin Financial’s audited financial statements for the year ended December 31, 2008 be included in Franklin Financial’s Annual Report on Form 10-K for that year.
In connection with the standards for accountant’s independence adopted by the SEC, the Audit Committee considers in advance of the provision of any non-audit services by Franklin Financial’s independent accountants whether the provision of such services is compatible with maintaining the independence of such accountants.
This report is not intended to be “soliciting material,” is not intended to be “filed” with the SEC, and is not intended to be incorporated by reference into any filing made by Franklin Financial with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether such filing is made before or after the date hereof and notwithstanding any general incorporation language contained in any such filing.
The foregoing report is submitted by the Audit Committee:
Jeryl C. Miller, Chairman
Martin R. Brown
G. Warren Elliott
Allan E. Jennings, Jr.
Charles M. Sioberg
Kurt E. Suter
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
General Information
For the year ended December 31, 2008, Franklin Financial engaged Beard Miller Company LLP to audit its consolidated financial statements. It is anticipated that Beard Miller Company LLP will be similarly engaged for the year 2009. Representatives of Beard Miller Company LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Information About Fees
Audit Fees
Audit fees billed to Franklin Financial by Beard Miller Company, LLP during 2008 and 2007 for services related to the audit of Franklin Financial’s annual consolidated financial statements, including audit of internal controls, and the review of the unaudited financial statements included in Franklin Financial’s Quarterly Reports on Form 10-Q totaled $137,532 and $129,350, respectively.
Audit Related Fees
Fees billed to Franklin Financial by Beard Miller Company, LLP during 2008 and 2007 for audit related services totaled $16,523 and $16,618, respectively. Audit related services performed by Beard Miller Company, LLP consisted principally of employee benefit plan audits and consultation with respect to accounting matters.
Tax Fees
Fees billed to Franklin Financial by Beard Miller Company, LLP during 2008 and 2007 for tax related services totaled $15,782 and $13,185 respectively. Tax related services performed by Beard Miller Company, LLP consisted principally of the preparation of state and federal tax returns and assistance with tax matters.
All Other Fees
No other fees were billed to Franklin Financial by Beard Miller Company, LLP during 2008.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit and legally permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre- approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval or such other detailed information as the Audit Committee deems appropriate. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting. All audit and permissible non-audit services provided by Beard Miller Company, LLP in 2008 were pre-approved by the Audit Committee and in no case was such pre-approval waived under the de minimis exception set forth in the applicable SEC rules and regulations.

ADDITIONAL INFORMATION
Executive Officers
The following persons are the executive officers of Franklin Financial (some of whom are officers of F&M Trust):

Name	Age	Office Held

William E. Snell, Jr.	60	President and Chief Executive Officer of Franklin Financial and F&M Trust since 1996; President of Franklin Financial and F&M Trust since 1995

Mark R. Hollar	47	Senior Vice President and Chief Financial Officer since 2006; Treasurer and Chief Financial Officer of Franklin Financial and Vice President/Finance of F&M Trust since 2005; Vice President and Controller of F&M Trust since 2000

Ronald L. Cekovich	52	Senior Vice President and Technology Service Manager of F&M Trust since 2006; Vice President and Technology Services Manager of F&M Trust since 2001

Michael E. Kugler	52	Senior Vice President and Commercial Services Market Manager of F&M Trust since 2006; Vice President of F&M Trust since 1994

Sandra G. Small	51	Senior Vice President & Risk Management Officer since 2005; Vice President & Credit Administration Manager since 1999
Transactions with Related Persons
Some of the directors and executive officers of Franklin Financial and the companies with which they are associated were customers of and had banking transactions with F&M Trust in the ordinary course of business during 2008. All loans and commitments to loan made to such persons and the companies with which they are associated were made on substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present other unfavorable features. It is anticipated that F&M Trust will enter into similar transactions in the future.
In accordance with the terms of Franklin Financial’s Corporate Governance Guidelines (a copy of which is posted on Franklin Financial’s website at www.franklinfin.com), any transaction involving Franklin Financial or any direct or indirect subsidiary of Franklin Financial and an executive officer, a director, a nominee for election to the Board of Directors, or a five percent or greater shareholder (or a member of his or her immediate family or a company or other entity in which he or she has, directly or indirectly, a financial interest) must be submitted for review by the Audit Committee, except that any proposed loan to any such person or entity is submitted to the entire Board of Directors for review. It is the policy of the Audit Committee to carefully review any such proposed transaction and to grant a waiver of Franklin Financial’s policy prohibiting transactions and relationships that may involve a conflict of interest only if the proposed transaction can be structured in such a way as to eliminate both any potential financial disadvantage to Franklin Financial and any appearance of impropriety.

Compliance with Section 16(a) of the Exchange Act
Section 16(a) of the Securities Exchange Act of 1934 requires that the directors and certain officers of Franklin Financial file with the SEC reports of ownership and changes in ownership with respect to shares of Franklin Financial common stock beneficially owned by them. Based solely upon its review of copies of such reports furnished to it and written representations made by its directors and those officers who are subject to such reporting requirements, Franklin Financial believes that during the calendar year ended December 31, 2008, all filing requirements applicable to its directors and officers were complied with.
Shareholder Communication with the Board of Directors
Shareholders and other interested persons who wish to communicate with the Board of Directors (including, specifically, the non-management directors) may do so by letter addressed to Chairman of the Board, Franklin Financial Services Corporation, P.O. Box 6010, Chambersburg, Pennsylvania 17201-6010.
Shareholders and other interested persons who wish to express a concern relating to accounting or audit related matters may do so by letter addressed to Chairman of the Audit Committee, Franklin Financial Services Corporation, P.O. Box 6010, Chambersburg, Pennsylvania 17201-6010.
Householding of Shareholder Mailings
In accordance with a notice sent to all shareholders with the same last name who share the same address, only one copy of Franklin Financial’s annual report and proxy statement will be sent to that address, unless contrary instructions are given to Franklin Financial. This practice, known as “householding,” is designed to reduce Franklin Financial’s printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report and proxy statement in the future, the shareholder may call Franklin Financial’s Corporate Secretary at (717) 261-3555 or write to Corporate Secretary, Franklin Financial Services Corp., P.O. Box 6010, Chambersburg, Pennsylvania 17201-6010 or communicate the request by E-mail addressed to cathy.angle@f-mtrust.com. If a shareholder is receiving multiple copies of Franklin Financial’s annual report and proxy statement, the shareholder may request to receive only a single copy of these materials by contacting Franklin Financial’s Corporate Secretary in the same manner.
Annual Report on Form 10-K
A copy of the annual report of Franklin Financial for the year ended December 31, 2008 on Form 10-K as filed with the SEC is available without charge to shareholders, depositors and other interested persons upon request addressed to William E. Snell, Jr., President and Chief Executive Officer, Franklin Financial Services Corporation, P.O. Box 6010, Chambersburg, Pennsylvania 17201-6010. Franklin Financial’s Form 10-K, as well as its other periodic reports filed with the SEC pursuant to Section 15(d) of the Securities Exchange Act of 1934, are available on Franklin Financial’s website at www.franklinfin.com.

OTHER MATTERS
The Board of Directors of Franklin Financial knows of no matters, other than those discussed in this Proxy Statement, which will be presented at the 2009 Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of Franklin Financial.

BY ORDER OF THE BOARD OF DIRECTORS

CATHERINE C. ANGLE
Secretary
Chambersburg, Pennsylvania
March 31, 2009

PROXY
FRANKLIN FINANCIAL SERVICES CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 28, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Catherine C. Angle and Michael E. Kugler, and each or either of them, as proxies, with full power of substitution, to vote as directed below all of the shares of Franklin Financial Services Corporation common stock held of record on March 13, 2009 by the undersigned and by the Plan Agent for the account of the undersigned under the Dividend Reinvestment Plan at the Annual Meeting of Shareholders to be held on Tuesday, April 28, 2009, at 10:30 a.m. at The Orchards Restaurant, 1580 Orchard Drive, Chambersburg, Pennsylvania, and at any adjournment thereof, as follows:
The Board of Directors recommends a vote FOR all of the nominees.
1.	ELECTION OF THREE DIRECTORS TO CLASS C FOR A TERM OF THREE YEARS

☐ FOR all nominees listed below*	☐ WITHHOLD AUTHORITY to vote for all nominees
listed below

Donald A. Fry	Charles M. Sioberg	Kurt E. Suter

*INSTRUCTION:	If you wish to withhold authority to vote for any individual nominee, strike a line through the nominee’s name.
The Board of Directors recommends a vote AGAINST the Shareholder Proposal.
2.	SHAREHOLDER PROPOSAL

☐ FOR	☐ AGAINST	☐ ABSTAIN
It is important that your shares be represented at the meeting. Please sign, date and return this proxy as promptly as possible, whether or not you plan to attend the meeting. This proxy is revocable at any time before it is exercised and may be withdrawn if you elect to attend the meeting and wish to vote in person.
(continued on reverse side)

This proxy will be voted as directed. If no directions are given, this proxy will be voted FOR the Election of the Nominees identified above (Proposal 1) and AGAINST the Shareholder Proposal (Proposal 2).
This proxy also confers authority as to any other business which may be brought before the meeting or any adjournment thereof. The Board of Directors at present knows of no other business to be brought before the meeting, but if any other business is presented at the meeting, the shares represented by this proxy will be voted in accordance with the recommendations of the Board of Directors of Franklin Financial Services Corporation.
The undersigned hereby acknowledges receipt of the notice of annual meeting of shareholders and proxy statement dated March 31, 2009 and hereby revokes all proxies heretofore given.

Dated:		,	2009

Signature

Signature

IMPORTANT: Please sign exactly as your name or names
appear hereon. Joint owners should each sign. If you sign
as agent or in any other representative capacity, please state the capacity in which you sign.
Important Notice Regarding the Availability of Proxy materials for the Shareholders Meeting to be Held on April 28, 2009.
The Proxy Statement and the 2008 Annual Report to Shareholders are available at:
http://www.snl.com/IRWebLinkX/GenPage.aspz?IID=100736&gKp=203121